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                                                                    Exhibit 5.01



                          [ALLEN&GLEDHILL LETTERHEAD]


12 November 2003

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123


Dear Sirs


REGISTRATION STATEMENT ON FORM S-8 OF
FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")

1. At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by the Company with the Securities and Exchange Commission on or about 12 November 2003 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 ordinary shares of S$0.01 each in the capital of the Company ("ORDINARY SHARES") (the "OPTION SHARES") subject to issuance by the Company upon the valid exercise of purchase rights represented by outstanding share options granted under the Company's 1997 Employee Share Purchase Plan (the "1997 ESPP").

2. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:-

     (a)  the adoption of the 1997 ESPP;

     (b) the increase in the maximum number of Ordinary Shares authorised for issuance under the 1997 ESPP; and

     (c) the procedures (as set out in the terms of the 1997 ESPP and as set out in the resolutions passed by the Board of Directors of the Company on the following dates, namely, 9 September 1997 and 29 May
          2001) for the exercise of the purchase rights represented by outstanding share options granted under the 1997 ESPP, and the allotment and issuance of new Ordinary Shares arising from the exercise of the purchase rights represented by outstanding share options granted under the 1997 ESPP (the "COMPANY'S ALLOTMENT PROCEDURES").

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

4.   Based on the foregoing and assuming that:-




          A list of the partners and their professional qualifications is open to inspection at the above office.

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Allen&Gledhill                           PAGE 2


     (a) the purchase price payable to the Company for each Option Share issued pursuant to any exercise of any share option granted under the 1997 ESPP is not less than the nominal or par value of the Option Share;

     (b) the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time;

     (c) there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares at the time of the issue of the Option Shares; and

     (d) the Board of Directors of the Company shall before the issue of the Option Shares resolve to approve the allotment and issue by the Company of the Option Shares in accordance with the terms of the 1997 ESPP upon the exercise of the purchase rights represented by the outstanding share options, we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the purchase rights represented by outstanding share options granted under the 1997 ESPP in accordance with its terms against full payment of the applicable exercise price, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable.

5. For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Option Shares to be issued means under Singapore law that holders of such Option Shares, having fully paid up all amounts due on such Option Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Option Shares.

6. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.


Yours faithfully


/s/ Allen & Glendhill